Exhibit 14.1

The Code of Business Conduct of

C o n t e n t s

LIVING OUR VALUES	2

PEOPLE	3

Diversity, Equal Opportunity and Respect in the Workplace	3
Labor Policy	3
Health and Safety in the Workplace	3
Substance Abuse in the Workplace	4
Violence in the Workplace	4

BUSINESS	4

Conflicts of Interest	4
Outside Interests and Outside Employment	4
Speaking at Conferences	5
Relatives, Friends and Personal Relationships	5
Gifts and Entertainment	6
Government Officials	6
Business and Financial Records	6
Use and Protection of Company Resources and Information	7
Intellectual Property	7
Information Technology	7
Proprietary Information and Records Management	8
AgroFresh as a Service Provider	8
Data Privacy	8
Inside Information and Trading	9
Bribery and Corruption	9
Competition	10
Antitrust and Competition	10
Gathering Competitive Information	10
Trade Controls	10

CITIZENSHIP	11

Setting the Standard for Sustainability	11
Corporate Citizenship	11
Charitable Activities and Volunteerism	11
Political Activities and Contributions	11
Communications with the Public	11
Social Media	12

Administration of the Code	13

Investigation and Response	13
Acknowledgement
Waiver	13
Discipline for Code Violations
Contacts	13

Unquestionable Integrity

At AgroFresh, we believe in the potential of chemistry and biology to change the face of humanity for the better. The great promise of our business is to deliver solutions that will nourish humanity and make the world a better place—directly through our products and services, and indirectly by our conduct, by providing jobs, and by fueling the economy and improving the standard of living.  Our Values of Integrity, Respect for People and Offering Sustainable Solutions are evident in our corporate culture and connect each of us around the world.

The AgroFresh Code of Business Conduct puts a framework around these Values to establish expectations and guide our behavior.  Our intent is to enable ethical, lawful decision-making and to create an environment of respect. We also believe it is our responsibility as a corporate citizen to extend these Values well beyond our Company walls.

We are committed to promoting socially responsible conduct that aligns with 10 universally accepted principles, including those related to human rights, labor, the environment and the fight against corruption. These principles are woven throughout the Code and are also consistent with our expectations of suppliers and business partners.

The AgroFresh Code of Business Conduct is intended to:

•                  promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

•                  promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

•                  promote compliance with applicable governmental laws, rules and regulations;

•                  promote the protection of Company assets, including corporate opportunities and confidential information;

•                  promote fair dealing practices;

•                  deter wrongdoing; and

•                  ensure accountability for adherence to the Code.

AgroFresh is a company with unquestionable integrity, and we expect the same from our employees and business partners. Our long-term sustainability depends on it, and our Board of Directors, our customers and our communities expect nothing less.

Thank you in advance for reviewing and internalizing The AgroFresh Code of Business Conduct.

Living Our Values

Since our founding, we have built trust with our employees, customers, shareholders and communities as a company committed to the highest ethical standards.  Our Company places great emphasis on Integrity, Respect for People and Offering Sustainable Solutions. These Values set the foundation for everything we do.  They drive us to conduct business fairly and with an appropriate sense of responsibility to each other and the broader community.

Integrity.  We believe our promise is our most vital product — our word is our bond.  The relationships that are critical to our success depend entirely on maintaining the highest ethical standards around the world.

Respect for People.  We believe in the inherent worth of all people. We, the employees of AgroFresh, are the engine of value creation; our imagination, determination and dedication are essential to growth.

Offering Sustainable Solutions.   We believe in protecting the world’s resources.  The decisions we make, the innovations we deliver and the goals we achieve are all driven by our intent to “Set the Standard for Sustainability,” making the world safer, cleaner and greener for generations to come.

As the global economy expands and the business environment increases in complexity, the Code of Business Conduct provides a framework to make good choices: to abide by the law and be highly principled and socially responsible in all of our business practices.

The Code applies to all directors, officers and employees of AgroFresh and its subsidiaries, as well as joint ventures that adopt the Code. Throughout this document, references to AgroFresh or the Company apply to all of these entities.

Everyone’s Responsibility

During the course of normal business, we will be faced with situations where the right answer may not be obvious. The Code can guide us, but it cannot address every circumstance. Our responsibility in all instances is to avoid even the appearance of improper behavior. We must abide by all applicable laws, live our Values and, as always, when in doubt, seek counsel.

Responsibilities of Supervisors and Leaders

Actions speak louder than words, and we hold our leaders to a higher standard. Supervisors are expected to model appropriate behavior, ensure that employees have the resources they need to conduct business ethically, encourage discussion and be responsive to any concerns.

Speak Up

We measure commitment to our Values by how we treat each other. As employees, we have an obligation to behave in a way that protects our business interests, our reputation and each other. This includes taking action to promptly report any conduct inconsistent with the Code, our Values or the law—even if the facts of the situation are not entirely clear. All reports of misconduct are taken seriously and will be treated confidentially, consistent with a full and fair inquiry.

If you have any questions or concerns about proper conduct, or to report a situation that you believe may violate the Code, you should contact:

• Your Supervisor

• A Human Resources Representative

• A Legal Department Attorney

• The CEO and Executive Management

No Retaliation

We respect those who raise concerns about improper conduct, and we will not tolerate retaliation against anyone who reports a potential violation in good faith.

The Code, the Law and Company Policy

As a global company, we must follow the laws of many countries and jurisdictions. If a section of the Code conflicts with applicable local law, then the law takes precedence.  The Company also has many detailed policies in areas covered more generally by The Code. Please consult a Legal Department attorney if you have any questions about local laws, the Code and other Company policies.

People

We measure our success not only by the results we achieve, but also by how we achieve them. Every decision we make and every action we take must be driven by the highest sense of business and professional integrity. The result is a safe and trusting work environment, a more unified team and, ultimately, a company culture that offers each of us opportunities to succeed.

Diversity, Equal Opportunity and Respect in the Workplace

When we respect the diversity of our workplace, we create an inclusive environment where everyone can perform to their highest potential.

•                  We provide equal employment opportunities to all employees and applicants regardless of age, race, color, national origin, sexual orientation, gender, gender identity, disability, religion or any other factor protected by law.

•                  Hiring, promotion, compensation and other employment-related decisions are based only on job-related factors.

•                  We strive to create an environment of mutual respect, free from harassment and unprofessional behavior. (Our Respect and Responsibility Policy) demonstrates our commitment to preventing all inappropriate behavior in the workplace.

•                  Sexual harassment is a particularly harmful form of inappropriate conduct. It can include unwelcome flirtations or sexual advances, requests for sexual favors, unsolicited physical contact, and offensive verbal, visual or physical conduct of a sexual nature. It can also include inappropriate pictures, posters, screen savers, videos or e-mail messages.

•                  Bullying and mobbing are unacceptable. This includes any aggressive, intimidating or violent behavior that may create a hostile work environment.

•                  Avoid conduct and statements that are degrading, offensive, humiliating or intimidating to others. Seemingly innocent actions can create an environment that may be offensive, and we should be alert to our own behavior and the effect it may have on others.

Labor Policy

Respect for human rights and dignity is a cornerstone of our business.

•                  We recognize and respect all labor and employment laws—including those respecting freedom of association, privacy and equal employment opportunity—wherever we operate.

•                  We believe that working positively and directly with employees best serves their interests.

•                  We strive to work cooperatively with duly chosen employee representatives in the common pursuit of the interests of the employees and the Company’s mission.

•                  We do not use forced or involuntary labor.

•                  We comply with all applicable child labor laws.

Health and Safety in the Workplace

We maintain a safe and healthy work environment and are committed to eliminating work-related injuries and illnesses.

•                  Employees and the Company share the responsibility to make safety and health a daily priority.

•                  We support each other in actions to live safely and in good health by utilizing available resources and observing recommended practices.

•                  We are accountable to take corrective action when an unsafe or hazardous situation is brought to our attention.

Substance Abuse in the Workplace

AgroFresh is committed to the safety, health and security of employees, our operations and all those who come into contact with them. We will not tolerate substance abuse in the workplace.

Employees are expected to work free from the influence of any substance that could affect judgment or safety on the job.

•                  We do not permit the use, possession or sale of drugs, controlled substances or drug paraphernalia on premises, in vehicles or while conducting business.

•                  We do not permit the use or possession of alcohol in vehicles or on premises, except for certain on-site social events where permission has been given in advance.

•                  The Company reserves the right to conduct drug and alcohol testing as permitted by local law.

Violence in the Workplace

AgroFresh will not tolerate acts of violence, including verbal or physical threats, intimidation, harassment and coercion.

•                  Weapons, firearms, ammunition, explosives and incendiary devices are prohibited on Company property.

•                  Immediately report to a supervisor or Security any behavior that has the potential to become violent or that threatens the safety of people or property.

•                  The Company reserves the right to search any item on Company property, including offices, desks, computers, purses, briefcases, automobiles, packages and lockers, at any time, as permitted by the local law.

Business

AgroFresh is respected as an innovator of science, a supplier of choice and a formidable competitor. Through financial integrity and strong governance, we have successfully established credibility in the marketplace as a top-tier investment.

Conflicts of Interest

We are expected to avoid situations where personal interests conflict, or appear to conflict, with those of the Company. This includes any activity that may cause others to doubt our fairness or interferes with our ability to perform our job objectively.

If there is a chance that a situation might be perceived as a conflict of interest, we must disclose it to a supervisor, HR or the Legal Department and take steps to get it resolved.

Common conflict of interest situations include:

•                  Having a financial interest in a company that does business with AgroFresh.

•                  Receiving compensation or other incentives from a company that does business with AgroFresh.

•                  Holding a second job that interferes with our ability to do our AgroFresh job.

•                  Hiring a supplier, distributor or other agent managed or owned by a relative or close friend.

•                  Engaging in a romantic relationship with a person you report to, or who reports to you.

Conflicts of interest can take many forms. The Code can’t address every potential conflict of interest situation, so we must use good judgment and seek guidance when unsure.

Outside Interests

As employees, we should avoid investments or other financial interests that could interfere, or appear to interfere, with our ability to make decisions in the best interest of the Company.

We must not:

•                  Hold a financial interest in any AgroFresh customer, supplier, distributor or agent if we are in a position to affect AgroFresh’s business relationship with them.

•                  Take any opportunity for business or profit that belongs to AgroFresh, or compete with the Company in any way.

•

The annual Conflict of Interest Questionnaire asks each of us to declare any personal circumstances that may create a conflict of interest. It is important that we respond fully and honestly to the questionnaire as well as promptly notify our supervisor, HR or a Legal Department attorney if a situation exists.

Outside Employment

In general, we may work outside of AgroFresh in any lawful occupation as long as these other duties are performed outside of normal working hours and do not interfere with our ability to perform our AgroFresh job.

We must not:

•                  Be employed by, or receive any compensation from, an AgroFresh customer, supplier, distributor or agent if we are in a position to affect AgroFresh’s business with them.

•                  Be employed by, or receive any compensation from, any competitor of AgroFresh.

•                  Serve as an officer or director of any for-profit company outside of AgroFresh without first seeking approval from our supervisor or the Legal Department.  Approval is not necessary for service in a family-owned business or a non-profit or charitable organization, unless the business or organization is an AgroFresh customer, supplier, distributor, agent or competitor.

Speaking at Conferences

If we are invited to speak at a conference because we are an AgroFresh employee or because of our expertise arising from our AgroFresh job responsibilities, we cannot accept compensation. However, in such a situation, the Company can accept reimbursement for reasonable expenses.

Relatives, Friends and Personal Relationships

Many of us have relatives or friends who have business relationships with AgroFresh, our customers, suppliers, distributors, agents or competitors.  These circumstances can raise conflict of interest questions, because others might think we are favoring these relationships above the interests of the Company.

We must disclose to our supervisor or an attorney in the Legal Department any situation in which:

•                  A relative or close friend has a financial interest in, or works for, an AgroFresh customer, supplier, distributor or agent if we are in a position to affect AgroFresh’s business with them.

•                  An immediate family member is employed by a competitor of AgroFresh.

•                  We are put in a position where we directly or indirectly hire, supervise or otherwise have authority over a relative or romantic partner.

Business

Gifts and Entertainment

Gifts and entertainment are often used to strengthen business relationships, but we should not accept or offer them if doing so could affect, or appear to affect, impartial decision-making.

Before offering gifts or entertainment to customers or others outside the Company, we should understand the recipient’s rules about accepting gifts and entertainment.

We do not offer or accept gifts or entertainment that could cause embarrassment to the Company, could be construed as a bribe or kickback, or are in exchange for preferential treatment in any business dealing.

Guidance Specific to Gifts:

•                  We never offer or accept gifts in cash or a cash equivalent, such as a gift card.

•                  We do not offer or accept a gift that is of more than modest value by local standards, consistent with local custom.  We must receive approval from HR or a Legal Department attorney before offering or accepting a gift with a value exceeding $100.

•                  We may accept gifts or discounts offered to a large group of employees as part of an agreement between the Company and a customer, supplier, distributor or agent.

Guidance Specific to Entertainment:

•                  We do not offer or accept entertainment unless it is consistent with customary business practice. For example, occasional business meals or attendance at a local theater or sporting event with a customer or a supplier are generally acceptable.

•                  We do not offer or accept entertainment that is sexually oriented or is otherwise indecent or inconsistent with our Value of Respect for People.

If you have additional questions, contact your supervisor or an attorney in the Legal Department.

Government Officials

Specific laws apply to interactions with government officials, including employees of government-owned or government controlled companies. Refer to the Bribery and Corruption section of the Code for specific guidance on gifts and entertainment offered to government officials.

Business and Financial Records

Business and financial records are essential to AgroFresh’s success. The integrity and accuracy of these records help internal decision-making and are the basis of our reporting to shareholders, investors, creditors, government agencies and other stakeholders.

We must:

•                  Keep and present all Company records and reports in accordance with the law. These records include accounting records as well as any other electronic or written records, such as expense reports, time sheets, medical claim forms, personnel reviews and the wide variety of analytical, engineering and technical reports.

•                  Establish and maintain a system of strong and effective internal controls.

•                  Ensure that all Company records accurately and fairly reflect the underlying transaction.

•                  Never falsify any document.

•                  Record all financial transactions in the proper account, department and accounting period.

•                  Ensure that all actions and commitments are in accordance with AgroFresh’s Authorization Policy and Delegation of Authority.

•                  Validate that all public communications, including reports to government authorities, are full, fair, accurate, timely and understandable.

•                  Ensure that all of our periodic reports and other documents filed with the SEC, including all financial statements and other financial information, comply with applicable federal securities laws and SEC rules.

•                  Raise any concerns about the accuracy of AgroFresh records with Finance management or through another appropriate channel, such as the Legal Department.

Use and Protection of Company Resources and Information

We all have an obligation to protect AgroFresh resources and use them properly.

AgroFresh resources are intended for business use. In certain situations, personal use may be acceptable on a limited basis as long as we follow AgroFresh’s policies and do not generate additional costs or offend co-workers.

As employees we are expected to:

•                  Use Company funds legally and responsibly.

•                  Safeguard AgroFresh resources from theft, waste and carelessness.

•                  Not use Company funds or other resources to support an outside business or unauthorized activity.

Examples of Company resources include:

•                  Company funds, credit cards and other accounts

•                  Computers, electronic networks and other office equipment

•                  Telephone and mobile communications devices

•                  Internet access and e-mail

•                  Supplies

•                  Tickets to sporting and entertainment events

•                  Company proprietary information

Business Intellectual Property

Our continued success and future growth depend upon innovative products and solutions. To achieve a sustained competitive advantage we must protect our intellectual property against theft, misuse and loss.

With the support of the Legal Department, we all must take appropriate steps to secure intellectual property protection for AgroFresh inventions, proprietary information, trademarks, trade secrets and copyrighted materials.

This includes:

•                  Using the AgroFresh brand and trademarks in accordance with Company guidelines.

•                  Reporting to the Legal Department any concerns about AgroFresh intellectual property being infringed, misused or misappropriated.

•                  Respecting the trade secrets, copyrights, trademarks, patent rights and proprietary information of third parties by avoiding unlawful use or infringement.

Information Technology

We rely heavily on computer systems and telecommunications networks. We must protect those systems from misuse.

We will:

•                  Follow the AgroFresh Information Protection Policies and security and data protection requirements.

•                  Use and protect passwords for computer or network access.

•                  Store sensitive, proprietary or highly confidential information in protected files on secure servers provided by the Company.

•                  Safeguard all electronic devices at all times.

•                  Protect information security controls.

•                  Protect Company equipment or systems from pornography, gambling, and illegal or other offensive or inappropriate purposes.

Proprietary Information and Records Management

We are all responsible for maintaining the integrity of AgroFresh information and for using it appropriately. Unauthorized disclosure of AgroFresh information could harm the Company or give an unfair advantage to others.

This means we:

•                  Classify documents according to AgroFresh’s Information Handling Policy.

•                  Retain and discard Company records consistent with the AgroFresh Records Management Policy and schedules.

•                  Follow all special record-keeping requirements issued with respect to internal investigations, litigation and government inquiries.

•                  Report loss of any AgroFresh information in a timely manner.

•                  Observe all contractual obligations to safeguard others’ information, and do not disclose the proprietary information of others.

•                  Limit access to sensitive, proprietary or highly confidential information to those who are trained in the proper handling of such information.

•                  Do not discuss AgroFresh information where the conversation may be overheard or compromised.

If it is necessary to share proprietary information outside the Company, we must first consult a Legal Department attorney to ensure that adequate protections, such as a confidentiality agreement, are in place.

Examples of AgroFresh proprietary information include:

•                  Research and development (R&D) information

•                  Trade secrets

•                  Personnel records

•                  Business plans and proposals

•                  Capacity and production information

•                  Marketing or sales forecast strategies

•                  Customer lists

•                  Pricing lists or strategies

•                  Supplier data

We must obtain appropriate approval for external presentations that contain AgroFresh information.

Even after we leave AgroFresh, we have an obligation to protect the Company’s proprietary information.

AgroFresh as a Service Provider

When AgroFresh is acting as a service provider, it has an obligation to protect the confidential information of its customers. This “Customer-Confidential Information” should be shared only with authorized AgroFresh representatives, as designated in the controlling agreements.  Please seek guidance before you disclose any Customer-Confidential Information.

Data Privacy

Consistent with AgroFresh’s Value of Respect for People, we respect the privacy of individuals and protect their personal data.

•                  We handle personal data responsibly and in accordance with the AgroFresh Data Protection/Privacy Policy, any contractual obligations and local laws.

•                  We use personal data only for legitimate business purposes.

•                  We are open and transparent about the purposes for which we use personal data.

•                  We protect personal data from unauthorized disclosure.

•                  We limit disclosure of sensitive personal data to those who are under professional obligations of confidentiality and who are trained in the proper handling of this kind of information.

Examples of “personal data” include: address, age, employment, and educational and training information. Some examples of “sensitive personal data” include: medical information, financial account numbers, Social Security numbers, race, religion, sexual orientation, criminal convictions and political affiliations.

Inside Information and Trading

Many of us are exposed to information about AgroFresh—or about companies that AgroFresh does business with—that may not be known to the public. This nonpublic information may, among other things, relate to business or manufacturing plans, new products or processes, mergers or acquisitions, serious business risks, sales, negotiations or other financial information.

•                  We do not trade in AgroFresh securities, or those of any other company, using material nonpublic information gained through our work at AgroFresh. Nor do we disclose this kind of information to others so that they may trade. Insider trading is illegal.

•                  Material nonpublic information is any information that could affect a reasonable investor’s decision to buy, sell or hold the securities of a company.

Insider trading rules are complex. When in doubt, consult the Office of the Corporate Secretary or a Legal Department attorney.  Please also refer to the Company’s Insider Trading Policy for more detailed guidance.

Bribery and Corruption

We are committed to maintaining the highest ethical and legal standards in our relationships around the world. This includes our relationships with governments and government officials as well as with other businesses. We do not participate in bribery or corruption in any form, whether it involves a government official or other person.

•                  Interactions with government officials are subject to complex legal rules. The law establishes severe penalties for bribery and corruption, including large fines and imprisonment. Even simple acts like providing gifts to a government official can raise suspicions of corruption.

•                  To avoid even the appearance of improper conduct, we must obtain approval from a Legal Department attorney before giving anything of value (including gifts, meals, entertainment, and business or employment opportunities) to a government official.

•                  Prior approval is not required where a payment is necessary to ensure safety or safe passage, but we should notify a Legal Department attorney of the payment as soon as possible after the fact.

•                  We are equally vigilant to avoid bribery and corruption in transactions with other businesses and private parties.

Who are government officials?

•                  Employees of any government or government-controlled entity anywhere in the world, including low-level administrative officials

•                  Political parties and party officials

•                  Candidates for political office

•                  Employees of public organizations, such as the United Nations

•                  Employees of state-owned enterprises

When in doubt, contact an attorney in the Legal Department.

No Bribes

A bribe is giving or offering something of value to someone to improperly influence a decision.  We must not offer, promise or give anything of value to a government official, or to anyone else, in order to gain a business advantage. Nor may we accept bribes from others.  Examples of bribes include paying a government official or another person to:

•                  Award a contract to the Company.

•                  Obtain advantageous tax or customs treatment.

•                  Obtain permits or regulatory approvals.

•                  Bypass or break laws or regulations applicable to the Company.

Bribery also includes kickbacks—the giving or receiving of personal payments to influence the awarding of a contract or other business transaction.

We must not use a third party—such as a subcontractor, consultant or agent—to pay a bribe. The Company and individual employees may be liable if a third party pays a bribe on our behalf, even if we did not direct the payment. We must take care when selecting agents and consultants to ensure that there is no indication that they might pay a bribe.

Competition, Antitrust and Fair Trade

Our responsibility to conduct business ethically extends to our relationships with customers, shareholders, suppliers, competitors and regulators. This means competing within appropriate legal boundaries and on the basis of price, quality and service.

•                  We win business ethically and obey all antitrust and trade laws, which demand free and fair competition.

•                  We do not have discussions or reach agreements with competitors or others that may restrict open competition. This includes conversations with competitors about:

• Prices or credit terms.

• Submission of bids or offers.

• Allocation of markets or customers, or division of territories.

• Restrictions on production or distribution.

• Boycotts of suppliers or customers.

•                  We do not engage in any unfair, misleading or deceptive trade practices.

•                  We advertise, promote and label our products and services in a factual, honest and informative way.

Antitrust and Competition Laws Are Serious Business

Antitrust offenses do not have to involve anything in writing. Even the appearance of an agreement with a competitor may bring serious consequences. Violations of antitrust laws expose the Company and individual employees to substantial civil and criminal penalties and lawsuits. If an issue arises concerning antitrust compliance, we should immediately speak to our supervisor or a Legal Department attorney.

Gathering Competitive Information

Information about our competitors enables us to better understand market demands and improve our products and services, but we must always gather competitive data legally and ethically.  To obtain competitive intelligence, we will use publicly available information, including published articles, market analyses and purchased reports.

•                  This means we will not seek a competitor’s confidential information, or accept anyone else’s confidential information, without their consent.

•                  We will never use illegal or unethical means (e.g., theft, bribery, misrepresentation or espionage) to obtain competitive information.

•                  We will comply with all applicable laws when gathering competitive information.

Trade Controls

We conduct business on an international scale in a world that can be dangerous. To prevent terrorism, halt the proliferation of weapons and fight narcotics trafficking and other crimes, various governments have established trade controls that restrict certain business transactions and the movement of certain goods across national borders.

•                  We must abide by all trade controls applicable to our business.

•                  Trade control laws can restrict:

• Export of certain goods, services and technology.

• Business dealings (including import, export and investments) with certain countries, entities and individuals.

• Travel to certain countries.

• Exchange of information.

•                  We must follow U.S. export controls, trade restrictions, economic sanctions and anti-boycott laws everywhere in the world, as well as local trade controls wherever we do business.

The laws in this area are complex and subject to frequent change. The penalties for violating trade control laws can be severe.  Consult a Legal Department attorney before engaging in any transaction that may involve products subject to export controls, a sanctioned country or a prohibited party.

Citizenship

At AgroFresh, we conduct our business with the recognition that we all live together on a planet with limited resources. Making the most of the resources we have and accelerating progress on efficient and renewable solutions are not only a strategic imperative, they are ingrained in our Values. So everything we do and how we do it matters.

Setting the Standard for Sustainability

We are all part of a complex system that requires balance, innovation and an uncompromising focus on protecting our planet.  Our commitment to each other and to environmental stewardship requires us to:

•                  Comply at all times with environmental laws and AgroFresh policies applicable to our area of business.

•                  Ensure that our products, operations and behaviors adhere at all times to applicable governmental standards, AgroFresh environmental standards and approved compliance plans.

The laws are complex, are subject to frequent changes and vary from country to country. If you have any questions or concerns, you should seek advice from a Legal Department attorney or an EH&S subject matter expert to clarify how these laws apply to your job.

Corporate Citizenship

We are committed to making positive change through community partnerships, charitable giving and volunteerism. Through our science, expertise, volunteerism and donations, we are taking bold steps to help solve some of the world’s most challenging problems. Through relationships with our neighbors and partners, we are building better, stronger, more sustainable communities in the places where we do business. Our sustainability goals and corporate citizenship initiatives are a source of pride for employees.

Charitable Activities and Volunteerism

We will:

•                  Support our personal community activities on our own time, with our own resources and not as a representative of AgroFresh.

•                  Obtain authorization for any donation to any charity in AgroFresh’s name.

We will not:

•                  Represent AgroFresh in any public process or forum unless specifically requested to do so by management.

•                  Obtain prior reimbursement from AgroFresh for personal expenses or donations to charitable activities.

Political Activities and Contributions

AgroFresh encourages participation in local, national and international political processes.

•                  If we express personal views in a public forum (such as a letter to the newspaper), we must not use Company letterhead or Company e-mail, or refer to our business address or title.

•                  We always comply with all relevant laws regulating AgroFresh’s participation in political affairs, including political contributions.

Communications with the Public

We strive to communicate with the public in an accurate and consistent way. To be sure that we comply with the law and protect our interests, only the Company’s Executive Management and those specifically authorized by Executive Management should represent the Company to the public or media.

•                  If we receive an inquiry from an outside contact about a Company matter, we should direct the inquiry to a Legal Department attorney.

•                  Please consult the Company’s Regulation FD policy for further guidance on this topic.

Social Media

Social networks and other forms of social media are becoming part of the business mainstream. In general, the rules that apply to new communication tools are consistent with traditional communication rules. Specifically,

Do:

•                  Clearly distinguish between authorized business communication and personal communication. If you give a personal opinion on public issues, do not create the impression that you represent AgroFresh or are expressing the views of AgroFresh.

•                  Respect trademark, copyright, fair use, trade secret and financial disclosure laws and Company guidelines.

•                  Adhere to AgroFresh’s Values in all authorized business communications.

Don’t:

•                  Speak on behalf of AgroFresh unless you are a designated spokesperson and have permission to do so.

•                  Disclose any confidential information belonging to AgroFresh, its employees, customers, suppliers or other business partners.

•                  Refer to AgroFresh customers, suppliers or business partners without their approval.

•                  Endorse AgroFresh products or services without prior approval.

•                  Divulge personal data about others, especially personal data obtained as part of your AgroFresh relationships.

Administration of the Code

We are committed to an environment where compliance with the law and this Code is expected. This expectation begins with each director, officer and employee and extends to our customers, suppliers, business partners, shareholders and regulators.  The Legal Department is responsible for Code administration, with oversight by the General Counsel and the Audit Committee of the Board of Directors.

Investigation and Response

The Company takes seriously and fully investigates all potential legal or Code violations. The Legal Department has responsibility for investigations.  Relevant subject matter experts conduct the investigations. Investigations are conducted in a way that is respectful, confidential and fair. If the investigator substantiates an allegation, an appropriate member of management will review the findings and determine the outcome.

The Company will protect anyone who raises a concern honestly, but it is a violation of the Code to knowingly make a false accusation, lie to an investigator, or interfere with or refuse to cooperate in an investigation. We are all expected to be truthful and fully cooperate in any investigation.  Please refer to the Company’s Whistleblower policy for additional information on this topic.

Acknowledgement

We must periodically acknowledge that we have read the Code and agree to abide by it. Failure to read or acknowledge the Code does not excuse us from compliance with the Code.

Waiver

The Board of Directors or its designated committee must approve any waiver of a provision of the Code, and the Company will disclose such waivers publicly to the extent required by law.

Discipline for Code Violations

We strive for consistency and fairness in discipline for Code violations. Discipline may include a verbal or written warning; suspension with or without pay; loss or reduction of bonus or stock options; demotion; or, for the most serious offenses or repeated misconduct, termination of employment. We will not tolerate any reprisal or retaliation against anyone who reports a potential violation in good faith.  Retaliation is grounds for dismissal.

Contacts

Questions or concerns about proper conduct may be addressed with:

• Your Supervisor

• A Human Resources Representative

• A Legal Department Attorney

The AgroFresh Code of Business Conduct — Frequently Asked Questions

Diversity, Equal Opportunity and Respect in the Workplace

Q:  One of the employees in our workgroup frequently makes insensitive comments that are hurtful to some members of our team. He seems to think his comments are funny, but they have affected the morale and productivity of our workgroup. Many in the workgroup are uncomfortable with the comments, but we’re afraid of making matters worse if we tell him that his behavior is inappropriate. What should we do?

A:  Ideally, the first step would be to inform the employee that his comments are offensive to members of the group and that such behavior is contrary to our Value of Respect for People. However, if you are uncomfortable discussing the situation with the employee, contact your supervisor or HR.  You should encourage others who are offended by the remarks to contact their supervisor or HR.  AgroFresh takes concerns about inappropriate workplace behavior seriously, and all issues will be addressed appropriately.

Q:  My supervisor, when frustrated, often yells, points his finger in an aggressive way and makes inappropriate comments about people’s competence. This behavior has reached the point where people are afraid of him. More and more people are calling in sick for work, and no one wants to speak out in team meetings for fear of being reprimanded for saying “the wrong thing.” The overall work environment is very stressful. What can I do?

A:  While the general recommendation would be to tell the supervisor that his behavior is inconsistent with AgroFresh’s value of Respect for People, in this case it appears that such a conversation might be difficult. You should contact another supervisor or HR.

Health and Safety in the Workplace

Q:  Are we supposed to report injuries, job-related illness and accidents occurring at work?

A: We want every employee to report injuries, job-related illnesses and accidents. It is only through such reporting that AgroFresh can respond to dangerous situations, measure our safety performance and uphold our commitment to health, safety and the protection of the environment. To protect all those working in AgroFresh facilities and those living in the communities in which AgroFresh operates, accurate and timely reporting is a necessity.

Substance Abuse in the Workplace

Q:  I noticed that a co-worker appears to be under the influence of alcohol or drugs at work. What should I do?

A:  This is a serious situation. If possible, take a moment to observe your co-worker’s actions and behaviors so you can describe the situation. Then, immediately contact the nearest supervisor, HR or Security and inform them of your concern and the behavior you observed. While the behavior may be the result of an illness or another cause, such an observation should always be reported immediately.

Q: I am not on call, but I have been asked to come into work to help address an emergency situation. Does it matter if I have had a few drinks? Should I still come into work?

A:  The AgroFresh Substance Abuse Policy applies, and you should tell the caller about your situation. The spirit and intent of this policy is to keep AgroFresh people and facilities safe. If your judgment or physical abilities are impaired, then it is not safe for you to drive or make important decisions, and you should not do so.

Violence in the Workplace

Q:  What should I do if I see a potentially violent situation developing at work?

A:  If you see or hear anything that is threatening or carries the potential for violence, contact your supervisor, HR or Security. Do not hesitate — act right away. Please do not attempt to intervene.

Q:  The Company recently terminated the employment of one of my co-workers. She was visibly upset, and as she was packing up her personal belongings, she told everyone that she intended to “get even” with those who were responsible for her separation from the Company. Is this something I should report?

A:  Yes. Immediately inform your supervisor, HR or Security about the comments.

Conflicts of Interest — Outside Interests and Outside Employment

Q:  Can I invest in a company that supplies goods or services to AgroFresh? Would such an investment be a conflict of interest?

A:  Possibly. The answer depends on factors such as your job responsibilities at AgroFresh, whether you have any inside information about the supplier (see the Inside Trading section of the Code and our Insider Trading Policy), your ability to influence AgroFresh’s purchasing decisions with the supplier and the amount of your investment. When in doubt, speak with your supervisor or a Legal Department attorney.

Conflicts of Interest — Speaking at Conferences

Q:  I was invited to speak at a conference regarding my area of expertise within AgroFresh, and the sponsoring organization is offering to pay for all my expenses — travel, lodging, meals, etc. May I accept the invitation?

A:  Generally, AgroFresh should pay for all the costs and expenses associated with the speaking engagement to establish AgroFresh’s independence and avoid the appearance of a conflict of interest. However, under certain circumstances where AgroFresh’s independence is clearly established and there is no possibility for a conflict of interest, it may be permissible for the sponsoring organization to pay for reasonable lodging and travel expenses, provided that the presentation is part of the employee’s area of responsibility, the employee has obtained prior supervisor approval and the presentation has been approved by the appropriate parties within AgroFresh. Under no circumstances should an AgroFresh employee accept compensation for speaking at a conference. If the sponsoring organization offers an honorarium, decline the offer or direct the payment to a charitable organization.  Also be mindful of the Company’s Regulation FD policy, which forbids the disclosure of material nonpublic information about the Company or any other publicly traded company with which AgroFresh does business.

Conflicts of Interest — Relatives, Friends and Personal Relationships

Q:   I would really like to ask my supervisor out on a date. We work well together, we have similar interests and I really think we have the potential for a serious relationship. Do AgroFresh policies prevent us from dating?

A:  AgroFresh’s Conflict of Interest Policy prohibits dating when there is an actual or perceived conflict of interest between AgroFresh employees.  This is especially true when there is a reporting relationship between the two employees; there will always be the appearance that your relationship influenced your assignments and other work conditions. In such a situation, promptly contact your second-level supervisor or HR.

Q:  My spouse just accepted a job with an AgroFresh competitor. Should I notify anyone within AgroFresh?

A:  Yes. Promptly notify your supervisor of the specifics regarding your spouse’s new job.  Your prompt disclosure will allow AgroFresh to determine if there is an actual or perceived conflict of interest arising from your job responsibilities and your spouse’s job responsibilities.  You will also need to disclose this information on your annual Conflict of Interest Questionnaire. In addition, you and your spouse must avoid any discussion of confidential business information at all times.

Conflicts of Interest — Gifts and Entertainment

Q:  What if a supplier offers me a gift of nominal value such as a baseball cap, coffee mug or meal? Is it OK to accept such a gift?

A:  Yes. You are generally permitted to accept gifts of nominal value. The conflict of interest issue arises when the value of the gift influences or might appear to influence your decision-making ability with the supplier. When in doubt, contact your supervisor or a Legal Department attorney, or simply decline the gift.

Q:  What should I do if I receive an unsolicited basket of fruit and chocolate from a supplier as a holiday gift?

A:   Inform your supervisor that you received the gift. If the gift is extravagant, contact the supplier and inform them that you cannot accept it and make arrangements to return the gift. In this case, if the basket is of reasonable value, then put it out in your workplace where it can be shared by all employees.

Q:  A supplier recently invited me to use his mountain condominium for a weekend trip. He claims there is no increased cost to him if I use it, and I could really use the vacation. Is it OK to accept the invitation?

A:  No. The use of the condominium has significant value to you, even if there is no additional cost to the supplier. This is the type of gift that has the potential to influence your decision-making, and therefore it creates the appearance of a conflict of interest.

Q:   I received an invitation to participate in a vendor-sponsored golf event. May I attend?

A:  The answer depends on the value of the golf event and the status of AgroFresh’s business relationship with the vendor. If AgroFresh is currently in negotiations with the vendor or if the invitation is of excessive value, then it could be viewed as an attempt to influence your decision, and the invitation should be declined. However, if it is of reasonable value and your decision-making will not be influenced by the event, then it is permissible to accept. Before accepting any such invitation, you should always notify your superior.

Business and Financial Records

Q:  I recently discovered an error in data the Company submitted to a regulatory agency.  I know we should correct the data, but I don’t want to make the Company look bad. I don’t think anyone will ever detect the error, so is it OK to keep silent?

A:   No. We have an obligation to ensure that all reports to regulatory agencies are full, fair, accurate, timely and understandable. You must report your findings. Inform your supervisor or a Legal Department attorney so that the Company can review the data and determine the appropriate corrective actions.

Q:  While reviewing our monthly invoices, I noticed that we overbilled a customer. The bill was reasonable, so the customer paid it without any questions. The overpayment is good for our profitability, and I doubt anyone will ever notice the overbilling. Should I notify anyone?

A:   Yes. Immediately notify your supervisor or Controller so the overpayment can be corrected. Regardless of whether the overbilling might ever be discovered, we must act with Integrity in all situations and treat all our customers and other business partners fairly.

Intellectual Property

Q:   I recently noticed labels with the AgroFresh name and AgroFresh trademarks on product, but the labels didn’t look right. The colors were wrong and the information and format were different from all the other AgroFresh products I have seen. I wondered if the products could be counterfeit, but I wasn’t sure. What should I do in a situation like this?

A:   Counterfeit products are a legitimate concern, and employee observations can help AgroFresh protect its trademarks and reputation. Such products can present serious health and safety issues. If you ever see products that appear to be inappropriately labeled with the AgroFresh name or an AgroFresh trademark, immediately contact a member of the Legal  Department. Please provide whatever details you can about the product, packaging, location and labeling to assist with a further inquiry.

Q:  I recently accepted a position in the Company’s Research and Development laboratory. I previously worked for a competitor and just realized I may be involved in developing technology for AgroFresh that is very similar to what I developed for my prior employer. Should I inform my supervisor?

A:   Yes, immediately inform your supervisor that there may be a conflict with your obligations to a prior employer, but take care not to disclose any confidential information belonging to the prior employer in doing so. You should abide by any obligation to your prior employer not to disclose or use its confidential technical information. AgroFresh expects you to honor your confidentiality obligations to your prior employer and does not want to contaminate AgroFresh’s independent research with information subject to obligations to a third party. When in doubt about the scope of obligations to a prior employer and how this may affect your  responsibilities at AgroFresh, contact a Legal Department attorney.

Information Technology

Q:  I have a software program that I would like to install on both my home and AgroFresh computer. Having the software on both computers would make my job much easier. Can I copy software from my home computer and install it on my AgroFresh computer? Can I copy software from my AgroFresh computer and install it on my home computer?

A:  No. You can install only AgroFresh-approved software on your AgroFresh computer. In addition, you cannot copy any software from your AgroFresh computer without first obtaining approval from the Company. Every software program is governed by a separate software-license agreement, and we must comply with those terms and conditions.

Q:  What are the rules surrounding the use of Company resources (such as AgroFresh workstations, photocopiers and telephones) for personal matters?

A:  AgroFresh resources are intended for AgroFresh work. However, employees may use Company resources for personal reasons, provided such use:

•                  Occurs on an occasional and limited basis

•                  Complies with AgroFresh’s Information Protection Policies, AgroFresh’s Respect

and Responsibility Policy and all other applicable AgroFresh policies

•                  Does not result in measurable increased costs to AgroFresh

•                  Does not distract co-workers

•                  Recognizes that appropriate personal use requires good judgment

If you have a specific question regarding the use of a Company resource, talk to your supervisor.

Q:  What should I do if I receive an unsolicited e-mail that contains offensive material and violates AgroFresh’s Respect and Responsibility Policy?

A:  Immediately report the incident to your supervisor, Information Systems Security, or HR.  If you feel comfortable doing so, notify the sender that his or her message is offensive, contrary to AgroFresh’s Respect and Responsibility Policy, and that you do not wish to receive such messages in the future. Finally, delete the message unless instructed otherwise.

Proprietary Information and Records Management

Q:  I found what appear to be some highly confidential documents on the photocopier/printer/fax machine that have not been retrieved by the owner or recipient. What should I do with the documents?

A:  Though tempting, do not read the documents except to identify the owner or intended recipient. If you can identify the owner or intended recipient at AgroFresh, deliver the documents. If you cannot determine the owner or intended AgroFresh recipient, deliver them to your supervisor. If the documents appear to have been sent to AgroFresh in error and may contain third-party information, immediately contact a Legal Department attorney. Most importantly, do not leave highly confidential documents at the machine and do not discard them.

Q:  I am working on a project with a customer, and the project has reached the point where both sides need to disclose confidential information. What should I do?

A:  AgroFresh and the customer should enter into a confidentiality agreement to protect each party’s confidential information. Contact a Legal Department attorney before sharing any confidential information to receive detailed information on how to put a confidentiality agreement in place.

Data Privacy

Q:  I have a colleague who performs the same role I do, but in another country. We often have a need to share information about the employees in our function as part of our job. Are there any issues?

A: You need to be careful about what employee information you can share. In general, information about team members’ roles, responsibilities and operational qualifications to safely do a specific task is appropriate to share among global team members, provided those team members have a legitimate business purpose for such information.  If, however, the employee information relates to performance or is otherwise part of an employee’s confidential personnel file, the information should be kept confidential among HR and the individual’s supervisor or report-to structure.  Always be careful to preserve the security of personal data.

Inside Information and Trading

Q:  An employee of one of our major customers, with whom I work regularly, just told me confidentially that the customer is about to announce a major acquisition. I’m very excited about the opportunity for increased sales and see this as a great investment opportunity. I just know the price of the customer’s stock will increase when the acquisition is announced. Can I buy shares of the customer’s stock in hopes of realizing a quick profit? Can I tell my sister?

A:  The answer to both questions is no. The soon-to-be-announced acquisition represents material information that is not available to the investing public. If you purchase the stock or advise your sister to buy the stock, you are violating insider trading laws and Company policy. It does not matter that you would not be trading in AgroFresh stock.

Q:  My job requires that I read a number of trade journals to keep apprised of developments in my functional area. From everything I have read, I suspect two major companies are about to announce a joint venture. I would like to purchase stock in the companies, but I don’t want to violate any laws. Am I allowed to purchase shares based upon the information I obtained solely from the trade journals?

A:  Yes. If you are making your investment decisions solely upon publicly available information, you are not violating the insider trading laws or Company policy. Concerns about insider trading arise when you are basing your investment decisions on material information that is not available to the general public.

Bribery and Corruption

Q:  We are working to obtain a product registration from a government agency and have identified a consultant who promises he can expedite the approval process. Can I work with this consultant?

A:  We need to be certain that anyone AgroFresh engages to act on our behalf complies with all applicable laws and acts consistently with AgroFresh’s Values. This includes preventing any acts of bribery or corruption. To do so, we must conduct appropriate due diligence before engaging any intermediaries. Conducting due diligence not only allows AgroFresh to learn more about the potential intermediary, it also gives us the opportunity to educate the potential intermediary about AgroFresh’s expectations before they perform any services for AgroFresh.

Q:  I have been working with a distributor for years, but recently their representative asked me if we could amend our contract with them to include a rebate. The representative said that it would really help them speed up some of the permits that are required to sell product into new markets they are trying to enter. What should I do?

A:   Even if we have conducted due diligence on an intermediary or other business partner in the past, we are obligated to monitor their conduct to ensure they continue to comply with all applicable laws, particularly anti-bribery laws. The distributor’s conduct raises a red flag that the rebates may be used to pay bribes to speed up the permits. You should contact the Legal Department.

Competition

Q:   While attending an industry conference, a group of attendees who work for AgroFresh competitors began discussing ideas for dividing up their territories to increase sales and reduce competition among the parties. I knew the conversation was wrong, but what should I do in such a situation?

A:  Allocating territories between competitors is a violation of antitrust and competition laws. If you ever find yourself in such a situation, immediately excuse yourself and make it very clear that you do not want to be part of any such discussion. Then promptly report the conversation to your supervisor and the Legal Department.

Q:  A friend sent me an e-mail with some nonpublic information about an AgroFresh competitor’s pricing and marketing strategy. I didn’t request the information. What should I do now?

A:  Don’t do anything with the information until you speak with your supervisor and a Legal Department attorney.  If you ever receive or are offered this type of information, whether in written or oral form, regardless of the source, tell the person that the transfer of such information violates AgroFresh policy and possibly the law and that it must stop immediately.

Setting the Standard for Sustainability

Q:  Why is sustainability important to AgroFresh?

A:  AgroFresh’s vision will be achieved only if we focus on sustainability — making every decision with the future in mind. In order to successfully innovate what is essential to human progress, we need to do it in a way that is good for the world today and for the long-term future.

Charitable Activities and Volunteerism

Q:  What should I do if another employee asks me to contribute to her favorite charity? What if a senior-level employee asks me to contribute to a particular charity? Am I required to contribute?

A:  Individual contributions are a personal decision. An employee should never feel compelled to make a charitable contribution. Supervisors and managers should be especially sensitive that their position in the Company could lead others to feel pressured to contribute to particular causes or organizations and avoid any circumstances that could cause this. Company donations are made based on alignment with the Company’s Corporate Citizenship strategy and specific business rules and decision criteria. Only employees with charitable donations delegation of authority can make contributions on the Company’s behalf.

Q:   I volunteer for a community aid organization on my own time. However, sometimes during holidays or times of crisis, they need more help. Can I volunteer more hours even if some of the time overlaps with my work hours?

A: AgroFresh supports the volunteer work employees undertake to meet the needs of our communities. However, employees are reminded that their volunteer efforts should not interfere with their job responsibilities or performance. Employees should work with their supervisor or functional/business leader to determine if alternative arrangements may be made if the aid organization needs extra short-term help.

Communications with the Public

Q:   Can I be a reference for a former AgroFresh employee? What do I do if I receive a call asking about a former AgroFresh employee?

A:  While employees can provide personal references for non-employment matters (such as academic programs, admission to professional organizations, adoption), all questions regarding employment or performance should be referred to Human Resources.

Q:  An industry analyst called to ask for a comment regarding my area of responsibility at AgroFresh. I knew the answer to the analyst’s question, but it just didn’t feel right, so I declined his request. Did I do the right thing?

A:  Yes. You should never answer any questions about AgroFresh business from analysts, reporters or anyone else outside of the Company unless it is your job to do so.  Refer calls from shareholders and financial analysts to our CFO or the Legal Department. These AgroFresh functions will determine the nature of our Company response and contact you if your involvement is required.  Please refer to our Regulation FD Policy for further guidance.

Social Media

Q:   Many in my workgroup maintain personal pages on a popular social media site, and we have readily “friended” each other. Sometimes we complain and share our views about work. Our comments are honest, critical and at times a bit crude. Our supervisor has tried to friend us, but we continually ignore his requests. We don’t want him to see what we have written about him and our Company. We just learned that somehow he saw our postings. Is this a problem?

A:  Yes. In many countries, including the U.S., employees have a legally protected right to freely discuss their wages, benefits, and terms and conditions of employment amongst themselves and with others. In these countries, supervisors are not entitled to intrude into their subordinates’ conversations on social media sites, so long as these conversations are taking place on non-working time. Employees are free to “friend” supervisors if they choose to, or to decline to do so. If you feel that any supervisor pressures you in any way to “friend” them or to accept a “friend” request, you should contact Human Resources. Of course, some types of communication are not protected by law and must be avoided in any forum, including social media websites. For example, employees do not have the right to disclose confidential Company information that does not relate to wages or benefits, to publicly disparage the Company’s products or services, to engage in unlawful harassment of other employees, or to make maliciously false statements.

Q:  If my business wants to use social media for marketing purposes, will we need legal approval?

A:  Yes. Any social media strategy must include business legal approval and be reviewed according to the Social Media Policy.